EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the Class A common stock of Houlihan Lokey, Inc. and that this agreement be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, each of the undersigned, being duly authorized, hereby executes this Joint Filing Agreement this 28th day of August, 2015.

ORIX HLHZ HOLDING LLC
By: ORIX Capital Markets, LLC, its managing member

By	/s/ Paul E. Wilson
	Name:	Paul E. Wilson
	Title:	Chief Financial Officer

ORIX CORPORATION

By	/s/ Hideto Nishitani
	Name:	Hideto Nishitani
	Title:	Executive Officer